ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the "Escrow Agreement") is made and entered into this 17th day of December, 2007, by and among SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah corporation ("Security National"), CAPITAL RESERVE LIFE INSURANCE COMPANY, a Missouri corporation ("Capital Reserve"), the shareholders of Capital Reserve that have executed the Agreement by Shareholders of Capital Reserve Life Insurance Company  to Sell Shares in Stock Purchase Transaction (the "Shareholders"), and MACKEY PRICE THOMPSON & OSTLER, a Utah professional corporation (the "Escrow Agent") (each of the foregoing parties is referred to singly, as  a "Party" and collectively, as the "Parties").

WITNESSETH:

WHEREAS, on October 9, 2007, Security National, Capital Reserve, and the Shareholders entered into a stock purchase agreement (the "Stock Purchase Agreement") in which the Shareholders agreed to sell to Security National, and Security National agreed to purchase from the Shareholders, all of the issued and outstanding shares of stock of Capital Reserve in consideration for purchase consideration payable to the Shareholders on a pro rata basis in an amount equal to the Capital and Surplus of Capital Reserve as of September 30, 2007, plus the interest maintenance reserve and the asset valuation reserve as set forth on the September 30, 2007 Statutory Quarterly Statement of Capital Reserve, plus $1,037,967, less certain adjustments set forth in Section 1.2 of the Stock Purchase Agreement (the "Purchase Consideration"); and

WHEREAS, Security National, Capital Reserve, and the Shareholders amended the Stock Purchase Agreement, effective November 26, 2007; and

WHEREAS, Security National, Capital Reserve and the Shareholders desire to establish this escrow for the purpose of holding the funds to be deposited in an escrow account (the "Escrow Account") in accordance with the terms of the Stock Purchase Agreement and distributing such funds pursuant to the terms of such agreement; and

WHEREAS, Escrow Agent is willing to receive the funds contemplated by the Stock Purchase Agreement and to hold and distribute the same in accordance with the terms of such agreement;

WHEREAS, in Section 1.2 of the Stock Purchase Agreement, the Shareholders acknowledge that on June 8, 2007, Darlene Russell ("Russell"), a former employee of Capital Reserve, filed an action against Capital Reserve in the Circuit Court of Cole County, Missouri (Case No. 07ALCC00513) (the "Russell Litigation") for unpaid bonuses allegedly due her in the total amount of $1,486,045, plus interest at the statutory rate of 9% per annum until the judgment is paid in full; and

WHEREAS, if the Russell Litigation is not completely resolved prior to the closing (the "Closing") of the transaction relating to the Stock Purchase Agreement, the Shareholders have agreed to deposit $2,100,000 of the Purchase Consideration into the Escrow Account at Closing with such funds to be held and distributed pursuant to the terms of the Stock Purchase Agreement; and

WHEREAS, Security National, Capital Reserve, and the Shareholders have agreed that if Capital Reserve or any of its officers, directors, employees or agents is determined to be liable in the Russell Litigation or if Capital Reserve settles the Russell Litigation, funds from the Escrow Account are to be distributed to Russell in the amount of such judgment or settlement, including the costs of defending Capital Reserve in the Russell Litigation; and

WHEREAS, Security National, Capital Reserve, and the Shareholders have additionally  agreed that funds from the Escrow Account are to be distributed to Security National in the amount in which the Adjusted Capital and Surplus of Capital Reserve on September 30, 2007, exceeds the Adjusted Capital and Surplus on the closing date (the "Closing Date") as defined in Section 2.1 of the Stock Purchase Agreement; and

WHEREAS, Security National, Capital Reserve, and the Shareholders have further agreed that upon distribution of funds from the Escrow Account to Russell equal to the amount of any judgment or settlement in the Russell Litigation, including the cost of defending Capital Reserve in the litigation, and to Security National in the amount in which the Adjusted Capital and Surplus Capital Reserve on September 30, 2007 exceeds the Adjusted Capital and Surplus of Capital Reserve on the Closing Date, any funds remaining in the Escrow Account are to be distributed to the Shareholders on a pro rata basis;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Delivery of Documents into Escrow.  Security National and Capital Reserve herewith deliver the following documents to Escrow Agent to be held and disposed of by Escrow Agent strictly in accordance with the terms of this Escrow Agreement:

(a)	A copy of the Stock Purchase Agreement.

(b)
A certified shareholders list of Capital Reserve dated the Closing Date (the "Certified Shareholders List") with the names and addresses of each of the Shareholders and the number of shares held by each of the shareholders as of the Closing Date.

(c)	A copy of the September 30, 2007 Statutory Quarterly Statement of Capital Reserve.

(d)	A copy of the complaint filed by Russell in the Russell Litigation.

2.         Delivery of Cash into Escrow.  The Shareholders herewith deliver cash in the form of immediately available U.S. Dollars by bank wire transfer into the Escrow Agreement in the amount of Two Million One Hundred Thousand Dollars ($2,100,000).

3.         Investment of Escrow Funds.  Any funds held in the Escrow Account shall be invested by the Escrow Agent, in the Escrow Agent's discretion, in an interest-bearing account held by the Escrow Agent.

4.	Distribution of Escrow Funds.

(a)        Upon the complete resolution of the Russell Litigation by the court rendering a final judgment and the applicable appeal time having expired or the court dismissing the complaint with prejudice pursuant to a settlement, the Escrow Agent shall distribute to Russell from funds in the Escrow Account any amounts owing to Russell as a result of such judgment or settlement, including but not limited to, any interest, penalties, attorney's fees and related expenses as required by such judgment or settlement.

(b)        The Escrow Agent shall also distribute from the funds in the Escrow Account the costs of defending Capital Reserve in the Russell Litigation, including any attorney's fees and related expenses, to the extent such costs have not been previously paid by the Shareholders. The Escrow Agent shall pay such costs directly to the attorneys that defended Capital Reserve in the Russell Litigation.

(c)        Upon completion of the determination of the Adjusted Capital and Surplus of Capital Reserve as of the Closing Date, together with a statement from the Chief Financial Officer of Security National certifying the accuracy of such calculation, the Escrow Agent shall distribute to Security National from the funds in the Escrow Account the amount in which the Adjusted Capital and Surplus of Capital Reserve as of September 30, 2007, as defined in Section 1.2 of the Stock Purchase Agreement, exceeds the Adjusted Capital and Reserve of Capital Reserve on the Closing Date.

(d)        Upon the completion and satisfaction of the required distributions set forth in Sections 4(a) - (c) above, the Escrow Agent shall distribute the remaining funds in the Escrow Account to the Shareholders on a pro rata basis to the number of shares of Capital Reserve common stock held by the Shareholders on the Closing Date, as set forth on the Certified Shareholders List. Such payments to the Shareholders shall be in the form of cashier's checks payable to the order of each of the Shareholders as named on the Certified Shareholders List. Such Shareholder checks shall be delivered to J. Randy Snodgrass, 1620 Southridge, Suite R, Jefferson City, Missouri 65109, for disbursement to the Shareholders.

5.          Responsibility of the Escrow Agent.  The escrow Agent accepts the escrow arrangements set forth in this Escrow Agreement upon the terms and conditions hereof and undertakes to act solely as depository for the escrow funds, with no obligations to Security National, Capital Reserve, or the Shareholders except as specifically set forth herein.  The Parties hereto agree that the following terms and conditions shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent hereunder.

(a)        Until escrowed payments are distributed as provided herein, the Escrow Agent shall maintain such funds in an interest bearing account, as provided herein.

(b)        The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement, and no implied covenants, duties or obligations shall be read into this Escrow Agreement against the Escrow Agent, nor shall it have, or be deemed to have, any duties or responsibilities under the provisions of any other agreements between the other Parties hereto.

(c)        The Escrow Agent shall not be liable for any error of judgment, or any actions taken, or omitted by it in good faith, or mistake of fact or law, or for anything it may do or refrain from doing in connection therewith, except its own gross negligence or willful misconduct.

(d)        The Escrow Agent may rely and shall be protected from acting in good faith in reliance upon resolution, direction, certificate, statement, approval, notice, court order, or other document, not only unto its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what purports to be.

(e)        The Escrow Agent may consult with counsel or other experts of its own choice and any opinion of its own choice and any opinion of counsel or written opinion of such other experts shall be full and complete authorization and protection with respect to any action taken or omitted by the Escrow Agent hereunder in good faith and in accordance with such opinion of counsel or opinion of such other experts within the area of their respective expertise.

(f)         The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agent or attorneys.

(g)        The Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon, the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement, amendment or supplement hereto nor shall the Escrow Agent be accountable for the source of the escrow funds.

(h)        Except as otherwise specifically provided herein, the Escrow Agent may deal with Security National, its parent company or its affiliates, in the same manner and to the same extent and with like effect as if it were not the Escrow Agent hereunder.

(i)         If any controversy or dispute arises between the Parties hereto or with any third party with respect to the subject matter of the escrow described herein, the Escrow Agent shall not be required to determine the same or take any action, but may await the settlement of any such controversy or dispute by final appropriate legal proceedings or otherwise as the Escrow Agent may require, and in such event the Escrow Agent shall not be liable for interest or damage, except that the Escrow Agent shall not deliver the escrow funds in any manner other than in accordance with Section 4 hereof. In addition, the Escrow Agent shall have the right to commence such interpleader or other legal proceedings or actions, or take or withhold any other actions, as are reasonably necessary or appropriate pending resolution of such controversy or dispute. The Escrow Agent shall be entitled to retain counsel to represent it in any controversy or dispute relating to this Escrow Agreement.

6.         Termination.  This Escrow Agreement shall terminate upon distribution of all of the funds in the Escrow Account pursuant to Section 4 hereof.

7.         Manner of Notice.  All notices required by this Escrow Agreement or which one party desires to serve on another party, shall be in writing and shall be deemed given or made when delivered to such party personally, or three days after mailing to such party by bonded courier, by registered or certified mail, postage prepaid, return receipt requested, or by first-class mail, postage prepaid, to the addresses specified below:

If to Security National, to :

Security National Life Insurance Company
5300 South 360 West, Suite 250
Salt Lake City, Utah  84123
Attn:  Scott M. Quist, President
Facsimile No. (801) 264-1060
Telephone No.  (801) 265-9882

or to such other address or addresses as Security National shall hereinafter designate by notice to the other parties as herein provided; and

If to Capital Reserve, to :

Capital Reserve Life Insurance Company
812 Madison Street
P.O. Box 896
Jefferson City, Missouri 65102
Attn:  Tony Hutchinson, Vice President
Facsimile No.:  (573) 636-3751
Telephone No.:  (573) 636-3913

or to such other address or addresses as Capital Reserve shall hereinafter designate by notice to the other parties as herein provided;

If to Shareholders, to:

J. Randy Snodgrass, CPA
1620 Southridge, Suite A
Jefferson City, Missouri 65109
Facsimile No.:  (573) 893-2872
Telephone No.:  (573) 635-0754

or to such other address or addresses as the Shareholders shall hereinafter designate by notice to the other parties as herein provided; and

If to Escrow Agent, to :

Mackey Price Thompson & Ostler
57 West 200 South, Suite 350
Salt Lake City, Utah 84101
Attn:  Randall A. Mackey, Esq.
Facsimile No.:  (801) 575-5006
Telephone No.:  (801) 575-5000

or to such other address or addresses as the Escrow Agent shall hereinafter designate by notice to the other parties as herein provided.

8.         Governing Law.  This Escrow Agreement shall be enforced and construed in accordance with the laws of the State of Utah.

9.         Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.       Time.  Time is of the essence of this Escrow Agreement.

11.       Headings.  The subject headings of the paragraphs contained in this Escrow Agreement are included for purposes of convenience only and shall not control or affect the meaning, construction or interpretation of any of the provisions of this Escrow Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

SECURITY NATIONAL LIFE INSURANCE COMPANY

By: /s/ Scott M. Quist
Scott M. Quist, President

CAPITAL RESERVE LIFE INSURANCE COMPANY

By: /s/ Jean P. Warden
Its: President

THE SHAREHOLDERS:

/s/ Leanne Warden Cardwell
Leanne Warden Cardwell

/s/ Deborah J. Miller
Deborah J. Miller

/s/ Kristy J. Neff
Kristy J. Neff

/s/ Laura Warden Smith
Laura Warden Smith

/s/ David H. Warden
David H. Warden

/s/ David H. Warden
David H. Warden for
David A. Warden (Minor Child)

/s/ David J. Warden
David J. Warden

ETHEL M. WARDEN TRUST

By: /s/ Ehtel M. Warden
Ethel M. Warden, Trustee

/s/ Franklin L. Warden
Franklin L. Warden

Franklin L. and Priscilla Ann Warden,
Joint Tenants

By: /s/ Franklin L. Warden
Franklin L. Warden

By: /s/ Priscilla Ann Warden
Priscilla Ann Warden

JEAN P. WARDEN TRUST

By: /s/ Jean P. Warden
Jean P. Warden, Trustee

/s/ Scott J. Warden
Scott J. Warden

/s/ Stephen T. Warden
Stephen T. Warden

MACKEY PRICE THOMPSON & OSTLER

By /s/ Randall A. Mackey
Randall A. Mackey, President